                                                                   Exhibit 10(4)

                                     SECOND
                              AMENDED AND RESTATED
                          MANAGEMENT SERVICES AGREEMENT
                                       CPS


This Agreement has been executed on May 15, 1998, by and between CPS CAPITAL LTD., an Ohio limited liability company, whose principal offices are located at of 1801 East Ninth Street, Suite 1510, Cleveland, Ohio 44114 ("CPS"), and SENTEX SENSING TECHNOLOGY, INC., an New Jersey corporation, whose principal offices are located at 553 Broad Avenue, Ridgefield, New Jersey 07657 ("Sentex").


                             PRELIMINARY STATEMENTS:

         A. CPS possesses a diverse executive management background in manufacturing, distribution and service industries.

         B. CPS also has direct management experience in Finance, Marketing, Sales, Business Systems, Strategic Planning, and Human Resources and is willing to provide services to Sentex based on this background.

         C.       CPS has made these services available to Sentex.

         D.       Sentex desires to have these services provided by CPS.

         E. CPS has provided these services to Sentex during fiscal 1997 and is due the sum of $196,900 for which it has not yet been paid.

         F. The parties have agreed that effective December 1, 1998 CPS would reduce its fee to $250,000 per year and that Sentex would pay CPS the unpaid balance of $196,900 or a portion thereof in common shares, without par value, of Sentex ("Common Shares") to the extent permitted under the New Jersey Shareholder Protection Act ("Act").

         G. The parties have agreed to amend and restate their prior agreement to account for the changes in Preliminary Statement E and F.

Therefore, in consideration of the mutual covenants set forth herein, the parties hereto agree as follows:

         1. MANAGEMENT SERVICES. Subject to the terms and conditions of this Agreement, Sentex hereby retains CPS, as an independent contractor, to provide executive management services to Sentex and its subsidiaries (collectively the "Sentex Companies"). The nature and extent of the services to be provided may vary from time to time as agreed by the parties (the "Services"), but shall include:

                  (a) those services normally provided by the executive officers of a corporation of similar size and diversity including, without limitation, those services normally provided by the Chief Executive Officer, the Chief Operating Officer and Corporate Secretary;

                  (b) management and oversight of the accounting and financial functions of the Sentex Companies;

                  (c) management of advertising and promotions for all business segments;

                  (d)      strategic planning;

                  (e)      stockholders relations;

                  (f)      supervision of day to day business operations;

                  (g) perform those items set forth in the Interim Letter Agreement during the pendency of the Merger Agreement; and

                  (h) upon the consummation of the Merger, continue to perform the items set forth in the Interim Letter Agreement.

                  The Services will be performed by Robert S. Kendall acting in his capacity as Chairman, President and Treasurer of Sentex and James G. Few acting in his capacity as Vice President, Secretary and Chief Operating Officer of Sentex (collectively, the "Executive Officers") and other CPS employees as, from time to time, may be required to provide the Services to be rendered hereunder. The parties may add, remove or substitute personnel from time to time as they may agree; provided, however, that at all times the Executive Officers shall be elected by the Board of Directors of Sentex and shall hold office until their successors are qualified and chosen. Notwithstanding any of the foregoing to the contrary, the nature and extent of Services to be performed by CPS, through the Executive Officers and other CPS employees, shall in all respects be determined by the Board of Directors of Sentex.

         2. PERFORMANCE OF SERVICES. Notwithstanding that the nature and extent of the services will be determined in all respects by the Board of Directors of Sentex, the manner in which the Services are to be performed and the specific hours to be worked by CPS personnel shall be determined in all respects by CPS.

         3. COMPENSATION.

                  (a) Effective December 1, 1997, Sentex will pay a fee to CPS (the "Compensation") at the annual rate of $250,000. The Compensation shall be payable monthly, in advance, and due no later than the tenth day of each month. Notwithstanding the foregoing sentence, in the event Sentex shall be unable to pay the fee in accordance with the terms in the prior sentence, Sentex shall pay the fee to CPS as soon as the financial condition of Sentex will permit such fee to be paid and in all events Sentex shall record such a fee as a liability of Sentex. The Compensation includes an allocation of CPS's overhead costs, including, without limitation, rent, utilities, office, clerical, personnel and administrative expenses. The Compensation is subject to change based upon changes in Sentex's business activity; provided, however, any such change will become effective only upon thirty days notice to Sentex and require the written approval of a majority of the members of the Board of Directors of Sentex who are neither an officer nor controlling member of CPS. Upon Termination of this Agreement (as defined in Section 5 hereof) the Compensation shall cease; provided, however, CPS shall be entitled to Compensation for periods or partial periods that occurred prior to Termination and for which CPS has not yet been paid.

                  (b) In exchange for $196,900 of the fiscal 1997 fee that has not been paid, Sentex hereby issues to CPS 5,025,745 Common Shares; provided, however, that in the event is shall have been determined that the number of Common Shares issued to CPS exceeds that number of Common Shares that are permitted to be issued to CPS under Act, then CPS shall return such excess Common Shares to the Company.

         4. EXPENSE REIMBURSEMENT. CPS shall be entitled to reimbursement from Sentex for all reasonable "out-of-pocket" expenses incurred in the performance of the Services hereunder in accordance with and subject to Sentex's regular policies in effect regarding reimbursement of expenses and the documentation required in connection therewith.

         5. TERM/TERMINATION. The term of this Agreement shall be for a period of one year, to commence on the date hereof, and shall renew, automatically, for successive terms of the same duration. This Agreement may be terminated, with or without cause, by either party upon thirty days written notice of termination to the other party ("Termination").

         6. INDEPENDENT CONTRACTOR. It is understood by the parties to this Agreement that CPS is an independent contractor to Sentex and nothing in this Agreement shall be construed to create an employer/employee relationship between any of the Sentex Companies and any of the personnel of CPS. The Compensation provided for hereunder includes all benefits due or owed to the Executive Officers by CPS, including, without limitation, vacation pay, health, life or disability insurance, workman's compensation (collective, "Additional Benefits") and the Sentex Companies shall incur no responsibility or liability for any such Additional Benefits.

         7. ASSIGNMENT. CPS's obligations under this Agreement may not be assigned or transferred to any other person, firm, or corporation without the prior written consent of Sentex.

         8. CONFIDENTIALITY. CPS acknowledges and agrees that the Sentex Companies maintain confidential and proprietary information and trade secrets, including, without limitation, discoveries, ideas, inventions, drawings, blueprints, manuals, customer and supplier lists and other material of a technical, business or fiscal nature (collectively "Confidential Information"). CPS agrees not to disclose any Confidential Information to third parties unless authorized to do so by Sentex in writing, except, however, that CPS may disclose or use such Confidential Information in the performance of the Services hereunder. The foregoing restriction shall not apply to any information that is in the public domain or becomes available to CPS, after the Termination of the Agreement, from sources other than Sentex. CPS acknowledges and agrees that disclosures of Confidential Information would cause irreparable damage to Sentex and, in the event of breach of this provision, Sentex would be entitled to any and all remedies at law and equity including temporary and permanent injunctive relief.

         9. COVENANT NOT TO COMPETE. Except as otherwise mutually agreed to by the parties, during the Term of this Agreement and for one year thereafter, CPS shall not engage, directly nor indirectly, in any business that is competitive with the business that is being conducted by the Sentex Companies or solicit or attempt to solicit any business from any person, firm or entity that was or is a customer or is a prospective customer of the Sentex Companies. For the purposes of this paragraph, "prospective customer" shall mean a potential customer which one of the Sentex Companies has solicited or with whom one of the Sentex Companies has had active discussions concerning potential business at any time during the Term of this Agreement. CPS acknowledges, and agrees that, in the event of the breach of this paragraph, Sentex would be entitled to any and all remedies at law and equity including temporary and permanent injunctive relief.

         10. INDEMNIFICATION. CPS hereby agrees to indemnify and hold harmless Sentex, its successors and assigns, from and against any and all claims, investigations, losses, damages, liabilities, actions and causes of action including, without limitation, reasonable attorney fees and costs of investigation, arising out of any actual violation of the Act resulting from the payment by Sentex to CPS of management fees that constitutes, in whole or in part, a prohibited "business combination" (as defined in the Act).

         11. RETURN OF RECORDS. Upon termination of this Agreement, CPS shall deliver all records, notes, data, memorandums, models, and equipment of any nature that are in CPS's possession or under CPS's control and that are the property or relate to the business of any of the Sentex Companies.

         12. NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or deposited in the United States mail, postage prepaid, addressed as follows:

                  CONSULTANT                     COMPANY

                  CPS Capital Ltd.               Sentex Sensing Technology, Inc.
                  Robert S. Kendall              Robert Kendall
                  President                      President
                  1801 East Ninth Street         1801 East Ninth Street
                  Suite 1510                     Suite 1510
                  Cleveland, Ohio 44114          Cleveland, Ohio 44114

         Such address may be changed from time to time by either party by providing written notice to the other in the manner set forth above.

         13. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

         14. AMENDMENT. This Agreement may be modified or amended if the amendment is made in writing and is signed by both parties.

         15. SEVERABILITY. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, constructed, and enforced as so limited.

         16. WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

         17. APPLICABLE LAW. This Agreement shall be governed by the laws of the State of New Jersey without regard to principles of conflict of laws.

         CPS CAPITAL LTD.                       SENTEX SENSING TECHNOLOGY, INC.


         By: /s/Robert S. Kendall               By: /s/Robert S. Kendall
             Robert S. Kendall, President          Robert S. Kendall, President